Exhibit 99.1

Summit Hotel Properties Reports First Quarter 2011 Results

SIOUX FALLS, S.D.--(BUSINESS WIRE)--May 16, 2011--Summit Hotel Properties, Inc. (NYSE:INN) (the “Company”), a publicly traded real estate investment trust specializing in acquiring and owning premium-branded upscale and upper-midscale hotels, today announced results for the Company and Summit Hotel OP, LP, the Company’s operating partnership, for the three months ended March 31, 2011.

Highlights

  Closed the Company’s initial public offering (“IPO”) and concurrent private placement of common stock, generating net proceeds of approximately $241.3 million after underwriting discounts and offering expenses.
  Closed on the $100 million secured revolving line of credit subsequent to quarter end. Credit facility commitments expanded to $125 million on May 13, 2011.
  Acquired 3 hotels with an aggregate of 355 rooms at an average price per key of $68,451 subsequent to quarter end.
  Portfolio RevPAR growth for the quarter of 6.6%, as compared to the first quarter of 2010, led by unseasoned RevPAR growth of 13.8%.
  Normalized Funds from Operations met consensus analyst estimates of $0.16 per share.

The Company completed its IPO and related formation transactions on February 14, 2011, and the Company’s reported financial and operating results are divided into two periods:

  The period from January 1, 2011 through February 13, 2011 which reflects the results of the Company’s predecessor entity, Summit Hotel Properties, LLC (“the Predecessor”); and
  The post-IPO period from February 14, 2011 through March 31, 2011, which reflects the results of the Company.

The data presented in this release for the first quarter of 2011 combine the financial and operating results of the Predecessor and the Company.

Financial Results

For the period from January 1, 2011 through February 13, 2011, the Predecessor had a net loss of $6.2 million. For the period from February 14, 2011 through March 31, 2011, the Company had a net loss of $1.6 million. Combined, for the three months ended March 31, 2011, the net loss was $7.8 million compared to a $3.6 million loss for the Predecessor in the comparable period in 2010.

For the period from January 1, 2011 through February 13, 2011, the Predecessor had Funds from Operations (“FFO”) loss of $2.8 million. For the period from February 14, 2011 through March 31, 2011, the Company had FFO of $1.8 million. Combined for the three months ended March 31, 2011, FFO loss was $1.0 million compared to FFO of $3.3 million for the Predecessor in the same period in 2010. A reconciliation of FFO to GAAP net income is set forth at the end of this press release.

FFO for the three month period ended March 31, 2011 includes: (1) $0.3 million in costs associated with Predecessor income taxes; (2) approximately $5.6 million in costs related to Predecessor interest expense, exit fees, and defeasance costs related to Predecessor debt repaid with IPO proceeds; (3) $0.3 million in additional other direct operating expenses associated with the transition to Interstate Management Company LLC (“Interstate”) as hotel management company; (4) $0.4 million in additional other indirect operating expenses associated with the transition to Interstate Hotels and Resorts; and (5) $0.5 million in transition expenses related to operations prior to IPO.

($ in Thousands)	Combined Q1 2011
FFO – As Reported	$(962)
Predecessor state income taxes	339
Predecessor interest expense and loan costs	5,600
Higher than normal other direct operating expenses	270
Higher than normal other indirect operating expenses	440
Transition expense due to 2010 Audit and K-1 expense	476
FFO – Normalized	$6,163

Operating Results

Hotel revenues increased 6.5% for our total portfolio which was primarily due to improving economic conditions affecting our markets and continued stabilization of revenue at our unseasoned hotels.

The 2.8% increase in seasoned hotel revenue was primarily caused by a 2.9% increase in seasoned hotel RevPAR resulting from the 5.8% increase in ADR that more than offset the 2.6% decline in occupancy. The 13.5% increase in unseasoned hotel revenue was primarily due to a 9% increase in occupancy at the unseasoned hotels as they continue to stabilize within their markets and was complemented by a 4.2% increase in ADR, resulting in a 13.8% increase in unseasoned hotel RevPAR. Unseasoned hotel RevPAR increased to $56.41 for the three months ended March 31, 2011 from $49.58 for the prior-year period as a result of improving economic conditions and overall stabilization of the hotels.

	Three Months Ended March 31, 2011
	Total Revenue	Occupancy	ADR	RevPAR
Total/Same-store (65 hotels)	$33,407	60.5%	$91.98	$55.64
Seasoned (46 hotels)	$21,049	59.2%	$93.31	$55.20
Unseasoned (19 hotels)	$12,358	62.8%	$89.77	$56.41

	Three Months Ended March 31, 2010
	Total Revenue	Occupancy	ADR	RevPAR
Total/Same-store (65 hotels)	$31,363	59.6%	$87.49	$52.18
Seasoned (46 hotels)	$20,473	60.8%	$88.22	$53.65
Unseasoned (19 hotels)	$10,890	57.6%	$86.12	$49.58

	Percentage Change from Three Months Ended March 31, 2010 to Three Months Ended March 31, 2011
	Total Revenue	Occupancy	ADR	RevPAR
Total/Same-store (65 hotels)	6.5%	1.4%	5.1%	6.6%
Seasoned (46 hotels)	2.8%	(2.6)%	5.8%	2.9%
Unseasoned (19 hotels)	13.5%	9.0%	4.2%	13.8%

Our initial portfolio consists of what we consider “seasoned” and “unseasoned” hotels. We view 46 of our hotels as seasoned based on their construction date. We consider 19 of our hotels to be unseasoned. Our unseasoned hotels were either built after January 1, 2007 or experienced a brand conversion since January 1, 2008. We believe our unseasoned hotels are in the early stages of stabilizing since their construction or brand conversion occurred during a dramatic economic slowdown. Most of our unseasoned hotels are newer, larger and are located in larger markets than those of our seasoned hotels and operate under premium franchise brands. As a result, we believe our unseasoned hotels are particularly well-positioned to generate RevPAR growth for our portfolio as economic conditions improve.

Hotel operating expenses increased $2.1 million for the three months ended March 31, 2011 over the three months ended March 31, 2010. Approximately $710,000 is related to expenses that were incurred during the transition of management of the hotels to Interstate.

Hotel EBITA generated for the period was $9.7 million; up 6.5% from the same period in 2010.

Corporate general and administrative expenses for the three months ended March 31, 2011 are new and due entirely to the IPO, which was completed February 14, 2011. The total amount of approximately $1.3 million of corporate general and administrative expenses for the three months ended March 31, 2011 includes approximately $476,000 of one-time expenses, such as expenses related to the audit for the year ended December 31, 2010 and our combined Annual Report on Form 10-K for the year ended December 31, 2010, directors’ stock compensation and bonuses paid based on our Predecessor’s operations in 2010.

RevPAR Penetration Index

The Company assesses the market share of each of its hotels by analyzing the RevPAR penetration index of each hotel and changes in this number for each hotel over time. The table below sets forth RevPAR penetration indices for the Company’s seasoned, unseasoned, and total/same store portfolios for the three months ended March 31, 2011 and the same period for 2010 in relation to the competitive set selected by the Company for each of its hotels.

	RevPAR Penetration Index

	Three Months Ended March 31
	2011	2010
Total/Same-store (65 hotels)	108.5	106.7
Seasoned (46 hotels)	115.7	115.9
Unseasoned (19 hotels)	95.8	90.5

Source: Smith Travel Research

A further description of RevPAR penetration index is set forth at the end of this press release.

The Company believes that its unseasoned portfolio (hotels built after January 1, 2007 or rebranded since January 1, 2008) will continue to progress toward the RevPAR penetration levels of its seasoned portfolio in future periods as evidenced by the improvement in RevPAR and RevPAR penetration index of its unseasoned portfolio for the three months ended March 31, 2011 over the same period during 2010.

Acquisitions

The Company purchased the 91-room Homewood Suites in Ridgeland, MS on April 15, 2011 for $7,300,000, the 121-room Staybridge Suites in Glendale, CO on April 27, 2011 for $10,000,000 and the 143-room Holiday Inn in Duluth, GA on April 27, 2011 for $7,000,000. The purchases were financed with borrowings under the Company’s revolving credit facility.

The Company entered into an agreement to purchase the 122-room Hilton Garden Inn in Duluth, GA for approximately $13,350,000 and expects to close the acquisition during the second quarter of 2011, subject to customary closing conditions.

Balance Sheet

The Company completed the following financing transactions in the first quarter and subsequent to quarter end:

  IPO and concurrent private placement -- $241.3 million – On February 14, 2011, the Company closed on its IPO and concurrent private placement of 27,274,000 shares of common stock resulting in aggregate net proceeds of approximately $241.3 million after underwriting discounts and offering expenses. Concurrent with the closing of the IPO, the Company used a portion of the net proceeds to repay approximately $223.2 million in outstanding mortgage debt and notes payable, resulting in approximately $195.7 million in debt outstanding and a debt to total market capitalization of approximately 35% at March 31, 2011.
  Secured credit facility for $125 million – On April 29, 2011, the Company entered into a secured revolving credit facility for up to $100 million and later obtained increased commitments to expand the facility to $125 million. Outstanding borrowings on the senior secured revolving credit facility are limited to the least of (1) $100.0 million, (2) 55% of the aggregate appraised value of the borrowing base assets and (3) the aggregate adjusted net operating income of the borrowing base assets securing the facility divided by 150% of the monthly factor shown on a standard level constant payment table for a fully amortizing 25-year loan based on an assumed interest rate equal to the greatest of (x) the ten-year U.S. Treasury rate plus 3.5%, (y) 7.00% and (z) the weighted-average interest rate then applicable to advances outstanding under the secured revolving credit facility. The availability of the credit facility is also subject to a borrowing base having no fewer than 15 properties. The facility, which is secured by first mortgage liens on 18 borrowing base assets, has a three-year term with a one-year extension option exercisable by the Company, subject to certain conditions, and carries an interest rate indicated in the table below depending on the leverage ratio of the Company.

Total Debt to EBITDA Ratio	LIBOR Margin	Base Rate Margin
<3.50x	2.50%	1.50%
≥3.50x and <5.00x	3.00%	2.00%
≥5.00x	3.50%	2.50%

The secured credit facility replaced a temporary $30 million unsecured credit facility.

Dividend

On May 3, 2011, the Company declared a dividend of $.05625 per share of common stock and per common unit of limited partnership interest in Summit Hotel OP, LP for the partial quarterly period from February 14, 2011 (closing of the IPO) to March 31, 2011, representing an annualized dividend rate of $0.45 per share and unit.

Subsequent Events

On March 23, 2011, the franchise agreements for 11 properties operated under various Choice Hotels International brands were terminated. Subsequent to the quarter end, the Company entered into or expects to enter into new franchise agreements for each of these properties. The list below details the brand the property is operating under or will soon operate under:

LOCATION	ROOMS	NEW BRAND
Baton Rouge, LA	127	TBD
Bloomington, MN	113	SpringHill Suites by Marriott
Boise, ID	119	Holiday Inn
San Antonio, TX	126	Country Inn & Suites
Fort Smith, AR	89	AmericInn
Salina, KS	60	AmericInn Hotel & Suites
Missoula, MT	52	AmericInn Hotel & Suites
Lakewood, CO	62	AmericInn Hotel & Suites
Twin Falls, ID	111	AmericInn Hotel & Suites
Charleston, WV	67	TBD
Fort Worth, TX	70	Fairfield Inn & Suites by Marriott

Earnings Conference Call

The Company will host a conference call to discuss its financial results at 9 a.m. ET on Tuesday, May 17, 2011 with Kerry W. Boekelheide, executive chairman of the board; Dan Hansen, president and chief executive officer; and Stu Becker, executive vice president and chief financial officer. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto Summit’s website, www.shpreit.com or may call, 866-783-2141 reference number 37707705. A recording of the call will be available by telephone until midnight on May 24, 2011, by dialing 888-286-8010, reference number 82182582. A replay of the conference call will be posted on Summit’s website through May 31, 2011.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused exclusively on acquiring and owning premium-branded limited-service and select-service hotels in the upscale and midscale without food and beverage segments of the lodging industry. As of May 16, 2011, our portfolio consisted of 68 hotels with a total of 6,888 guestrooms located in 19 states. Additional information about Summit may be found at the our website at www.shpreit.com.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of the Company’s revenues and expenses, or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of the Company’s future economic performance and potential increases in average daily rate, occupancy, RevPAR and room supply and demand; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

All information in this release is as of May 16, 2011. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

Non-GAAP Financial Measures

FFO

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We calculate FFO applicable to shares of common stock and Common Units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that noncontrolling interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

FFO is a non-GAAP financial measure. The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales and noncontrolling interest. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our hotel operations.

FFO does not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO to be meaningful, additional measures of our operating performance because they exclude the effects of the assumption that the value of real estate assets diminishes predictably over time, and because they are widely used by industry analysts as performance measures. We present FFO applicable to shares of common stock and Common Units because our Common Units will be redeemable for shares of common stock on a one-for-one basis. We believe it is meaningful for the investor to understand FFO applicable to all shares of common stock and Common Units.

The table above reconciles pro forma FFO for the periods presented to the most directly comparable pro forma GAAP measure, net income (loss) applicable to shares of common stock, for the same period.

EBITDA

Earnings before interest, taxes and depreciation and amortization (EBITDA) and Adjusted EBITDA are non-GAAP financial measures. Our EBITDA computation may not be comparable to EBITDA reported by other companies that interpret the definition of EBITDA differently than we do. Management believes EBITDA to be a meaningful measure of a REIT's performance because it is widely followed by industry analysts, lenders and investors and should be considered along with, but not as an alternative to, net income, cash flow, and FFO as a measure of the company's operating performance.

Hotel EBITDA

Hotel earnings before interest, taxes, depreciation and amortization, corporate general and administrative expenses, hotel property acquisition costs, and gain (loss) on disposal of assets (Hotel EBITDA) is a non-GAAP financial measure. Our Hotel EBITDA computation may not be comparable to Hotel EBITDA reported by other companies that interpret the definition of Hotel EBITDA differently than we do. Management believes Hotel EBITDA to be a meaningful measure of a REIT's performance because it is widely followed by industry analysts, lenders and investors and should be considered along with, but not as an alternative to, net income, cash flow, FFO, and EBITDA as a measure of the company's operating performance.

RevPAR Penetration Index

We assess the market share of each of our hotels by analyzing the RevPAR penetration index of each hotel and changes in this number for each hotel over time. A hotel’s RevPAR penetration index is its RevPAR divided by the weighted-average RevPAR of the hotels that our management has determined to be in that hotel’s competitive set. A RevPAR penetration index of 100 would indicate that a hotel’s RevPAR, and hence its market share, is, on average, the same as its competitors’. A RevPAR penetration index exceeding 100 would indicate that a hotel maintains a RevPAR premium in relation to its competitive set, while a RevPAR penetration index below 100 would be an indicator that a hotel is underperforming as compared to its competitive set.

One critical component of the RevPAR penetration index calculation, which Smith Travel Research performs based on data that it collects from us and from other hotel owners, is the hotel’s competitive set. We determine the competitive set of each of our hotels and submit the relevant hotels to Smith Travel Research for purposes of calculating each hotel’s RevPAR penetration index. Smith Travel Research established the following guidelines for determining competitive sets:

  the competitive set must include a minimum of three hotels (other than our own hotel) that have provided data to Smith Travel Research for any of the three months preceding a report, or participating hotels;

no single company (other than us) can exceed 60% of the total room supply of the participating hotels of the competitive set;
no single hotel (excluding our hotel) or brand can represent more than 40% of the total room supply of the competitive set; and
the competitive set must include at least two brands other than that of our hotel.

We determine our competitive sets in accordance with the Smith Travel Research guidelines. Within these guidelines, the factors that we consider in determining a hotel’s competitive set include hotel segment and geographic proximity based on franchise area of protection. For example, for an upscale property in a suburban market, we generally would include in that hotel’s competitive set each upscale property within a five-mile radius of our hotel. Our methodology for determining a hotel’s competitive set may differ materially from that used by other owners or managers.

Summit Hotel Properties, Inc. and Summit Hotel Properties, LLC (Predecessor)
Condensed Consolidated Balance Sheets (unaudited)
March 31, 2011 and December 31, 2010

	Summit Hotel Properties, Inc	Summit Hotel Properties, LLC (Predecessor)
	2011	2010
ASSETS

Cash and cash equivalents	$15,610,861	$7,977,418
Restricted cash	649,694	1,933,268
Trade receivables	3,384,494	2,665,076
Receivable due from affiliate	-	4,620,059
Prepaid expenses and other	1,744,567	1,738,645
Property and equipment, net	460,195,576	466,010,777
Deferred charges and other assets, net	6,178,387	4,051,295
Other assets	3,995,826	4,011,992
TOTAL ASSETS	$491,759,405	$493,008,530

LIABILITIES AND EQUITY

LIABILITIES
Accounts payable	$1,433,438	$864,560
Related party accounts payable	-	771,066
Accrued expenses	9,494,657	11,092,131
Mortgages and notes payable	195,714,446	420,437,207
TOTAL LIABILITIES	206,642,541	433,164,964

COMMITMENTS AND CONTINGENCIES

EQUITY
Members' equity	-	61,468,029
Common stock, $.01 par value per share, 450,000,000 shares authorized, 27,278,000 issued and outstanding as of March 31, 2011	272,780	-
Additional paid-in capital	241,104,130	-
Accumulated deficit and distributions	(1,178,308)	-
Total stockholders' equity	240,198,602	61,468,029
Noncontrolling interest	44,918,262	(1,624,463)
TOTAL EQUITY	285,116,864	59,843,566

TOTAL LIABILITIES AND EQUITY	$491,759,405	$493,008,530

Summit Hotel Properties, Inc. and Summit Hotel Properties, LLC (Predecessor)
Condensed Consolidated Statements of Operations (unaudited)
For the three months ended March 31, 2011 and 2010

	Summit Hotel Properties, Inc.	Summit Hotel Properties, LLC (Predecessor)
	Period 2/14/11 through 3/31/11	Period 1/1/11 through 2/13/11	Three Months Ended 3/31/10

REVENUES
Room revenues	$18,446,850	$14,268,042	$30,679,846
Other hotel operations revenues	362,299	330,251	682,874
Total Revenue	18,809,149	14,598,293	31,362,720

EXPENSES
Hotel operating expenses
Rooms	4,916,600	4,960,450	9,542,044
Other direct	2,121,207	2,657,760	4,128,345
Other indirect	4,934,528	4,686,274	8,436,331
Other	73,038	73,038	150,253
Total hotel operating expenses	12,045,373	12,377,522	22,256,973
Depreciation and amortization	3,429,215	3,429,216	6,850,564
Corporate general and administrative:
Salaries and other compensation	367,018	-	-
Other	775,352	-	-
Equity based compensation	126,828	-	-
Hotel property acquisition costs	-	-	65,692
Total Expenses	16,743,786	15,806,738	29,173,229

INCOME (LOSS) FROM OPERATIONS	2,065,363	(1,208,445)	2,189,491

OTHER INCOME (EXPENSE)
Interest income	3,947	7,139	12,085
Interest expense	(3,511,129)	(4,666,216)	(5,567,197)
Gain (loss) on disposal of assets	-	-	(37,451)
Total Other Income (Expense)	(3,507,182)	(4,659,077)	(5,592,563)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(1,441,819)	(5,867,522)	(3,403,072)

INCOME TAX EXPENSE	(172,302)	(339,034)	(152,483)

NET INCOME (LOSS)	(1,614,121)	(6,206,556)	(3,555,555)

NET INCOME (LOSS) ALLOCATED TO NONCONTROLLING INTEREST	(435,813)	-	-

NET INCOME (LOSS) ALLOCATED TO COMMON STOCKHOLDERS	$(1,178,308)	$(6,206,556)	$(3,555,555)

Net income (loss) per share:
Basic and diluted	$(0.04)
Weighted-average common shares outstanding:
Basic and diluted	27,278,000

Summit Hotel Properties, Inc.
Combined Statement of Operations
For the three months ended March 31, 2011 and 2010

	Summit Hotel Properties, LLC (Predecessor)	Summit Hotel Properties, Inc. (Company)	Company & Predecessor	Adjustments (Normalization)		Normalized Company & Predecessor	Predecessor
	Period 1/1/11 through 2/13/11	Period 2/14/11 through 3/31/11	Three Months Ended 3/31/11	Three Months Ended 3/31/11		Three Months Ended 3/31/11	Three Months Ended 3/31/10

REVENUES
Room revenues	$14,268,042	$18,446,850	$32,714,892			32,714,892	$30,679,846
Other hotel operations revenues	330,251	362,299	692,550			692,550	682,874
Total Revenue	14,598,293	18,809,149	33,407,442			33,407,442	31,362,720

EXPENSES
Hotel operating expenses
Rooms	4,960,450	4,916,600	9,877,050			9,877,050	9,542,044
Other direct	2,657,760	2,121,207	4,778,967	(270,000)	(1)	4,508,967	4,128,345
Other indirect	4,686,274	4,934,528	9,620,802	(440,000)	(2)	9,180,802	8,436,331
Other	73,038	73,038	146,076			146,076	150,253
Total hotel operating expenses	12,377,522	12,045,373	24,422,895	(710,000)		23,712,895	22,256,973
Depreciation and amortization	3,429,216	3,429,215	6,858,431			6,858,431	6,850,564
Corporate general and adminstrative:	-	1,269,198	1,269,198	(476,000)	(3)	793,198	-
Hotel property acquisition costs	-	-	-			-	65,692
Loss on impairment of assets	-	-	-			-	-
Total Expenses	15,806,738	16,743,786	32,550,524	(1,186,000)		31,364,524	29,173,229

INCOME FROM OPERATIONS	(1,208,445)	2,065,363	856,918	1,186,000		2,042,918	2,189,491

OTHER INCOME (EXPENSE)
Interest income	7,139	3,947	11,086			11,086	12,085
Interest (expense)	(4,666,216)	(3,511,129)	(8,177,345)	5,600,000	(4)	(2,577,345)	(5,567,197)
Gain (loss) on disposal of assets	-	-	-			-	(37,451)
Total Other Income (Expense)	(4,659,077)	(3,507,182)	(8,166,259)	5,600,000		(2,566,259)	(5,592,563)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(5,867,522)	(1,441,819)	(7,309,341)	6,786,000		(523,341)	(3,403,072)

INCOME TAX (EXPENSE)	(339,034)	(172,302)	(511,336)	339,000	(5)	(172,336)	(152,483)

NET INCOME (LOSS)	(6,206,556)	(1,614,121)	(7,820,677)	7,125,000		(695,677)	(3,555,555)

NET INCOME (LOSS) ALLOCATED TO
NONCONTROLLING INTEREST	(1,675,770)	(435,813)	(2,111,583)	1,923,750		(187,833)	-

NET INCOME (LOSS) ALLOCATED TO COMMON	$(4,530,786)	$(1,178,308)	$(5,709,094)	5,201,250		(507,844)	$(3,555,555)
STOCKHOLDERS

Net Income (Loss) after Taxes	(6,206,556)	(1,614,121)	(7,820,677)			(695,677)	(3,555,555)
Depreciation/Amortization	3,429,216	3,429,215	6,858,431			6,858,431	6,850,564
FUNDS FROM OPERATIONS	(2,777,340)	1,815,094	(962,246)			6,162,754	3,295,009

Net Income (Loss) after Taxes	(6,206,556)	(1,614,121)	(7,820,677)			(695,677)	(3,555,555)
Depreciation/Amortization	3,429,216	3,429,215	6,858,431			6,858,431	6,850,564
Interest Expense	4,666,216	3,511,129	8,177,345			2,577,345	5,567,197
Interest Income	(7,139)	(3,947)	(11,086)			(11,086)	(12,085)
Income Taxes	339,034	172,302	511,336			172,336	152,483
EBITDA	2,220,771	5,494,578	7,715,349			8,901,349	9,002,604

Net Income (Loss) after Taxes	(6,206,556)	(1,614,121)	(7,820,677)			(695,677)	(3,555,555)
Depreciation/Amortization	3,429,216	3,429,215	6,858,431			6,858,431	6,850,564
Interest Expense	4,666,216	3,511,129	8,177,345			2,577,345	5,567,197
Interest Income	(7,139)	(3,947)	(11,086)			(11,086)	(12,085)
Income Taxes	339,034	172,302	511,336			172,336	152,483
Corporate general and administrative	-	1,269,198	1,269,198			793,198	-
Hotel property acquisition costs	-	-	-			-	65,692
Gain (loss) on disposal of assets	-	-	-			-	37,451
HOTEL EBITDA	2,220,771	6,763,776	8,984,547			9,694,547	9,105,747

(1) Additional accrual of Utilites due to the transition to Interstate Hotels & Resorts as property manager
(2) Additional accrual of Travel Agent Commissions and Management Expenses due to the transition to Interstate Hotels & Resorts as property manager
(3) Transition expenses of $596,000. Only $120,000 of these expenses are attributable to Q1 and the remaining $476,000 will be allocated over Q2-Q4
(4) Additional interest expense due to timing of debt paydowns and fees associated with debt distinguishment
(5) State income tax expense related to Predecessor

CONTACT:
Daly Gray Public Relations
Jerry Daly or Carol McCune, 703-435-6293 (Media)
jerry@dalygray.com
or
Summit Hotel Properties, Inc.
Dan Boyum, 605-361-9566 (Investors)
dboyum@shpreit.com